AMENDMENT

THIS AMENDMENT AGREEMENT (“Amendment”) is dated as of March 20, 2017, to the Investment Agreement (the “Investment Agreement”) dated as of August 12, 2016 by and between XFit Brands, Inc., a Nevada corporation with its principal executive office at 25731 Commercentre Drive, Lake Forest, CA 92630 (the “Company”), and GHS Investments LLC, a Nevada limited liability company, with offices at 200 Stonehinge Lane, Suite 3, Carle Place, NY 11514 (the “Investor”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Investment Agreement.

The parties hereto, intending to be legally bound hereby, agree to amend the Investment Agreement as follows:

1.	“Put Restriction” shall mean a minimum of ten trading (10) days following a Settlement Date. During this time, the Company shall not be entitled to deliver another Put Notice.

2.	Section 2.2 of the Investment Agreement is amended to read in its entirety as follows:

2.2	DELIVERY OF PUT NOTICES. Subject to the terms and conditions of the Registered Offering Transaction Documents, and from time to time during the Open Period, the Company may, in its sole discretion, deliver a Put Notice to the Investor which states the dollar amount (designated in U.S. Dollars), which the Company intends to sell to the Investor on a Closing Date (the “Put”). The Put Notice shall be in the form attached hereto as Exhibit C and incorporated herein by reference. The maximum amount that the Company shall be entitled to Put to the Investor (the “Put Amount”) is five hundred thousand ($500,000) dollars, so long as such amount does not exceed 9.99% of the outstanding shares of the Company. No Put will be made in an amount lower than $5,000. The price of the Put shall be calculated off of the applicable Purchase Price. During the Open Period, the Company shall not be entitled to submit a Put Notice until after the previous Closing has been completed. There will be a minimum of ten (10) trading days between a Put Notice and a previous Closing.

3.	Section 2.4 of the Investment Agreement is amended to read in its entirety as follows:

2.4	MECHANICS OF PURCHASE OF SHARES BY INVESTOR. Subject to the satisfaction of the conditions set forth in Sections 2.5, 7 and 8 of this Agreement, at the end of the Valuation Period, the Purchase Price shall be established and the number of Put Shares shall be determined for a particular Put. The Closing of a Put shall occur upon the first Trading Day following the Trading Day upon which the Investor’s broker shall, before 4 p.m. Eastern Standard Time, confirm receipt and satisfactory review of Common Stock received pursuant to a specific Put Notice (“Closing Date”); provided however, the delivery of Common Stock shall be no more than two times the average trading volume of the ten (10) Trading Days prior to the respective Closing Date. If the shares of Common Stock delivered settle the full Purchase Amount, the Purchase is declared settled. If not additional tranches will be delivered until the entire Purchase Amount is delivered. Each tranche, including the initial tranche, will trigger a new Purchase Price, and will be priced according to the Purchase Price definition. The Company shall cause the Transfer Agent to electronically transmit, prior to the applicable Closing Date, the applicable Put Shares by crediting the account of the Investor’s broker with DTC through its Deposit Withdrawal At Custodian (“DWAC”) system, and provide proof satisfactory to the Investor of such delivery. On the business day following the Closing Date (the “Settlement Date”), the Investor shall deliver the Purchase Price (as adjusted on the Closing Date, where applicable) by wire transfer of immediately available funds to an account designated by the Company. In addition, on or prior to such Closing Date, each of the Company and Investor shall deliver to each other all documents, instruments and writings required to be delivered or reasonably requested by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

4.	Section 2.7 of the Investment Agreement is amended to read in its entirety as follows:

2.7	FEES. The Company shall pay to the Investor a fee equaling $250,000 or Five Percent (5%) of the Commitment Amount (the “Commitment Fee”) which shall be paid in installments of Fifty Thousand ($50,000) beginning on the earlier of (i) the Effective Date of the Registration Statement and (ii) February 1, 2017 and, the first Trading Day of each January, April, July and October thereafter until fully paid. Each installment of the Commitment Fee shall be paid either in cash or, at the election of the Company, in shares of Common Stock, which shall be effected through a Put Notice equal to the amount of the Commitment Fee to be paid in Shares. If on the relevant date, the Commitment Fee shall exceed the limitations outlined in Section 2.6, the Commitment Fee shall be paid in tranches.

5.	Except as modified hereby, the Investment Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first above written.

GHS INVESTMENTS, LLC

By:	/s/ Sarfraz Hajee
Sarfraz Hajee
Member

XFIT BRANDS, INC.

By:	/s/ Brent D. Willis
Brent D. Willis
Executive Chairman